EXHIBIT 15

July 14, 2016

To the Board of Directors and Shareowners of

Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delta Air Lines, Inc. Performance Compensation Plan of our reports dated April 14, 2016 and July 14, 2016 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2016 and June 30, 2016.

/s/ Ernst & Young LLP